EXHIBIT 8.1

[KING & SPALDING LETTERHEAD]	191 Peachtree Street Atlanta, Georgia 30303-1763 www.kslaw.com

September     , 2004

Paladin Realty Income Properties I, Inc.

10880 Wilshire Boulevard

Suite 1400

Los Angeles, California 90024

Re:	Tax Status of Paladin Realty Income Properties I, Inc.

Ladies and Gentlemen:

We have acted as counsel to Paladin Realty Income Properties I, Inc., a Maryland corporation (the “Company”), in connection with its offering of shares of common stock (the “Common Stock”) as described in the Registration Statement on Form S-11, Registration No. 333-113863 dated March 23, 2004, as amended (the “Registration Statement”). You have requested the opinion of King & Spalding LLP regarding (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the discussion in the prospectus forming a part of the Registration Statement (the “Prospectus”) under the heading “Federal Income Tax Considerations.”

All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Registration Statement.

INFORMATION RELIED ON

In rendering our opinion, we have examined such documents as we have deemed appropriate including, without limitation (1) the Registration Statement (including exhibits thereto); (2) the Company’s Articles of Incorporation and Bylaws; (3) the Limited Partnership Agreement of the Operating Partnership; and (4) the Advisory Agreement, made between the Operating Partnership, the Company and Paladin Realty Advisors, LLC. Collectively, the documents we have examined are referred to herein as the “Transaction Documents.” The opinions set forth in this letter also are based on certain written representations made by the Company and the Operating Partnership in a letter to us dated September     , 2004 (the “Representation Letter”). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

In our review, we have assumed, with your permission, that (i) all of the factual representations and statements set forth in the Transaction Documents and the Representation Letter are, and will remain, true and correct, (ii) all Transaction Documents will be executed in the form provided to us, (iii) any representations made in the Transaction Documents or the Representation Letter “to the knowledge of,” or based on the belief of, the Company or the Operating Partnership or similarly qualified are accurate and complete, in each case without such qualification, and (iv) all of the obligations imposed by any such Transaction Documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents and in the Representation Letter. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Paladin Realty Income Properties I, Inc.

September     , 2004

OPINION

Based upon our analysis of the pertinent authorities as they apply to the information relied upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i) commencing with the Company’s taxable year ending on December 31, 2004, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code and the Company’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

(ii) the statements contained in the Prospectus under the caption “Federal Income Tax Considerations” set forth the United States federal income tax considerations that are likely to be material to a holder of the Company’s Common Stock.

The opinion expressed herein is based upon existing statutory, regulatory, judicial and administrative authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the Transaction Documents and the Representation Letter. Our opinion cannot be relied upon if any of the facts contained in such Transaction Documents or the representations contained in the Representation Letter is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the sale of Company Common Stock.

Our opinions represent our legal judgment, have no official status of any kind, and are not binding on the Internal Revenue Service or any court. Moreover, the Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of distributions to stockholders, and the diversity of its stock ownership. King & Spalding LLP will not review the compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

CONSENT

We consent to the use of our name under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and to the use of this opinion for filing as exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ King & Spalding LLP

King & Spalding LLP